                                                                    EXHIBIT 21.1

    The following table sets forth the subsidiaries of the Registrant upon consummation of the offering.


                                                   JURISDICTION OF
                                                   INCORPORATION/      % OF
                                                    ORGANIZATION     OWNERSHIP
                                                   ---------------   ---------
dj Orthopedics, LLC..............................     Delaware         100%
    DJ Orthopedics Capital Corporation...........     Delaware         100%
    dj Orthopedics, LLC de Mexico S.A. de C.V....      Mexico          100%
    DJ Orthopaedics PTY LTD......................    Australia          60%
    dj Ortho Canada, Inc.........................      Canada          100%
    DJ Orthopaedics UK Limited...................  United Kingdom      100%
    dj Orthopedics Deutschland GmbH..............     Germany          100%